Exhibit 99.1

NEWS RELEASE

Enbridge Inc. Announces Resignation of Board Member Gregory J. Goff

CALGARY, ALBERTA, June 21, 2021 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Corporation) announces the resignation of Gregory J. Goff as a director of the Corporation, effective June 21, 2021. Mr. Goff’s decision to resign from the Board of Directors was not the result of any disagreement relating to the Corporation’s operations, policies or practices. Enbridge would like to thank Mr. Goff for his service and contribution to the Corporation.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,763 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Toll Free: (888) 992-0997

Email: media@enbridge.com

Investment Community

Toll Free: (800) 481-2804

Email: investor.relations@enbridge.com